                              EAC INDUSTRIES, INC.
                              --------------------
                                   EXHIBIT 11
                                   ----------
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------


                                         For The Three Months
                                           Ended April 30,
                                        ----------------------
                                           1995        1994
                                        ----------  ----------

INCOME FROM CONTINUING OPERATIONS       $  112,179  $  107,631
                                        ==========  ==========

INCOME FROM DISCONTINUED OPERATIONS     $        -  $   38,314
                                        ==========  ==========

NET INCOME                              $  112,179  $  145,945
                                        ==========  ==========


SHARES:
 Weighted average shares outstanding     2,319,285   2,319,285
 Other - options, warrants etc.                  -           -
                                        ----------  ----------
                                         2,319,285   2,319,285
                                        ==========  ==========

PRIMARY EARNINGS PER SHARE:
 Continuing operations                        $.05  $      .04
 Discontinued operations                         -         .02
                                        ----------  ----------
                                              $.05  $       06
                                        ==========  ==========
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